Exhibit 99.1

RMG Reports Fourth Quarter and Full Year 2016 Results

Achieves Sequential Revenue Growth and Narrows GAAP Operating Loss in Q4

Generates Positive Quarterly Adj. EBITDA for Second Consecutive Quarter

Fourth Quarter Highlights

● Total revenues of $10.7 million increased 12% sequentially

● Loss from continuing operations of $1.0 million; Adj. EBITDA1 increased sequentially to $223 thousand

● Announced approx. $1 million in contracts with two Global Healthcare Providers

● Success with Supply Chain pilot, with customer contracting ($250 thousand sales order) for first phase of rollout with potential for many additional locations

● Generated over $100 thousand dollars in initial sales with our new channel partner Airbus DS Communications

● Closed initial sale of newly-launched RMG MAX, a customizable LED display solution for indoor and outdoor market applications

● Completed oversubscribed rights offering and related private placement, generating net proceeds of approximately $4.4 million

DALLAS (3/2/17) – RMG Networks Holding Corporation (NASDAQ: RMGN), or RMG, a global leader in technology-driven visual communications, today announced its financial results for the fourth quarter and full year ended December 31, 2016.

“The fourth quarter of 2016 capped a year of significant strategic and financial progress for RMG that resulted in the company delivering over $4 million in Adj. EBITDA improvement for the full year 2016,” commented Robert Michelson, Chief Executive Officer. “During the fourth quarter, we delivered sequential revenue growth and demonstrated traction in each of our strategic growth areas, generating sales orders in supply chain, with our new channel partner, with large customers and with our newly-launched RMG MAX product.”

“The growth in our core North America business continues to excite us as the team achieved over 25% year-over-year revenue growth in the fourth quarter,” Michelson added. “While we experienced strong growth in North America, our topline continued to be impacted by the negative currency impact of the weaker British pound and weakness in the Middle East due to sustained low oil pricing. However, in early 2017 we are beginning to see an increase in client activity in both Europe and the Middle East, which gives us confidence for 2017.”

“With the progress made in 2016, we enter 2017 in our strongest position as a public company and with a platform that will allow us to target top-line growth and profitability in 2017,” Michelson continued. “I am confident that RMG now has the right sales organization, the ideal partners and a comprehensive suite of offerings that provide the opportunity for us to deliver profitable growth and begin to unlock shareholder value.”

1  A non-GAAP measure, we define Adj. EBITDA as income (loss) from continuing operations with adjustments for interest expense and other income, income tax expense, gain (loss) on change in warrant liability, gain (loss) on long-term contract, depreciation and amortization expenses and stock-based compensation expense. See “About Non-GAAP Financial Measures” below and the reconciliation tables at the end of this release for more information regarding this non-GAAP financial measure.

Fourth Quarter Financial Review

Total revenue of $10.7 million increased 12% from $9.5 million in the third quarter of 2016. Total revenue declined 9% from $11.8 million in the same quarter last year, resulting primarily from substantially lower revenue in the Middle East and the negative currency impact of a weaker British pound against the U.S. dollar.

● Products revenue of $5.2 million increased 24% from $4.2 million in the third quarter of 2016, resulting primarily from strong sales performance and larger deals in North America.

● Maintenance & content services revenue of $3.4 million declined slightly from $3.5 million in the third quarter of 2016.

● Professional services revenue of $2.1 million increased 16% from $1.8 million in the third quarter of 2016, resulting primarily order growth and mix.

Gross margin of 55.7% declined from 63.6% in the third quarter of 2016, resulting primarily from typical seasonal revenue mix as well as the combination of non-recurring credits received during the third quarter of 2016 related to product and maintenance costs from a component manufacturer and resolution of a vendor billing matter.

Total operating expenses were $6.6 million, a 4% decrease from $6.9 million in the third quarter of 2016, resulting primarily from a reduction in professional fees and depreciation and amortization expenses.

GAAP loss from continuing operations of $1.0 million compared to a loss of $0.9 million in the third quarter of 2016. On a non-GAAP basis, Adj. EBITDA of $223 thousand improved from $85 thousand in the third quarter of 2016.

Full Year 2016 Financial Review

Total revenue of $37.6 million declined 7% from $40.6 million in the prior year, resulting from lower international revenues.

● Products revenue of $16.2 million declined 9% from $17.9 million in 2015, resulting primarily from lower sales orders in the Middle East and a negative currency impact from the weaker British pound.

● Maintenance & content services revenue of $13.9 million increased 2% from $13.6 million in 2015, resulting primarily from various maintenance renewal initiatives implemented in 2016.

● Professional services revenue of $7.5 million declined 19% from $9.2 million in 2015, resulting primarily from installation services performed during the first quarter of 2015, associated with the sale of a large customer solution made during the fourth quarter of 2014.

Gross margin of 58.8% increased from 55.5% in 2015, resulting primarily from improved product mix and lower headcount, proprietary hardware and warehousing and distribution costs.

Total operating expenses were $26.7 million, a 17% decrease from $32.3 million in 2015, resulting primarily from cost reduction plans implemented during 2015 and the continued focus throughout 2016 on cost control across the organization.

GAAP loss from continuing operations of $4.5 million significantly reduced from a loss of $10.1 million in 2015, resulting primarily from lower operating expenses. On a non-GAAP basis, Adj. EBITDA loss of $0.6 million significantly reduced from $4.9 million in 2015.

As was announced on December 29, 2016, RMG completed a rights offering and related sale of shares to certain existing stockholders pursuant to a standby purchase agreement. The company issued an aggregate of 7,741,908 shares of its common stock at a price of $0.62 per share for gross proceeds of approximately $4.8 million. After transaction expenses of approximately $0.4 million, the company received net cash proceeds of approximately $4.4 million.

At December 31, 2016, the company had $5.1 million in cash and cash equivalents, $1.3 million in borrowings and $1.0 million in unused availability under its revolving line of credit. In January 2017, the company used cash on hand to fully pay down the outstanding balance on its revolving line of credit.

Amendment to Revolving Line of Credit

RMG also announced today that it has entered into an amendment of its revolving line of credit, modifying, effective January 2017, the minimum amounts of Adj. EBITDA that the company is required to maintain in 2017 pursuant to a covenant contained in its loan agreement. Other than such change, the amendment does not modify the terms of the loan agreement. As of the date of the amendment, the company does not have any outstanding borrowings under the line of credit and expects to use the line of credit to manage working capital, as needed.

Business Outlook

“We remain optimistic about our growth prospects and believe we are well positioned to increase annual revenues year-over-year and achieve positive Adj. EBITDA on an annual basis in 2017,” commented Mr. Michelson. “We are committed to investing in our products, advancing our technology roadmap, improving our business efficiency, generating ROI for our customers and achieving long-term growth and shareholder value. We have established a track record of continued, measurable progress and improvement in our financial results, and outside of expected lower revenue in the first quarter due to seasonality, we expect these trends to continue.”

Conference Call

Management will host a conference call to discuss these results on Thursday, March 2, 2017 at 9 a.m. ET.  To access the call, please dial 1-877-890-5060 (toll free) or 1-678-967-4604 and reference conference 72970137.  The conference call will also be broadcast live over the Internet with an accompanying slide presentation, which can be accessed via the Investor Relations section of RMG’s web site at http://ir.rmgnetworks.com/phoenix.zhtml?c=251935&p=irol-calendar. All participants should call or access the website approximately 10 minutes before the conference begins. The webcast and slide presentation will be available for replay for at least 90 days.

A telephonic replay of this conference call will also be available by dialing 1-855-859-2056 (toll free) or 1-404-537-3406 and entering passcode: 72970137 from 12 p.m. ET on March 2, 2017 until 11:00 p.m. ET on March 9, 2017.

About RMG

RMG (NASDAQ: RMGN) goes beyond traditional communications to help businesses increase productivity, efficiency, and engagement through digital signage messaging. By combining best-in-class software, hardware, business applications, and services, RMG offers a single point of accountability for integrated data visualization and real-time performance management. The Company is headquartered in Dallas, Texas, with additional offices in the United States, United Kingdom, and the United Arab Emirates. For more information, visit www.rmgnetworks.com.

About Non-GAAP Financial Measures

This release includes Adj. EBITDA, a non-GAAP financial measure as defined under SEC regulations. In evaluating its business, RMG considers and uses Adj. EBITDA as a supplemental measure of its operating performance, and believes that many of the company's investors use this non-GAAP measure to monitor the company's performance. This measure should not be considered as a substitute for the most directly comparable GAAP measure and should not be used in isolation, but in conjunction with this GAAP measure. Our definition of Adj. EBITDA is set forth in footnote (1) above, and a reconciliation between Adj. EBITDA and the relevant GAAP measure is set forth in the table at the end of this press release.

Cautionary Note Regarding Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. Examples of forward-looking statements include, among others, guidance relating to future financial performance and expected operating results, such as revenue growth, our ability to achieve profitability, our position within the markets that we serve, our ability to introduce new or improved products and services, our ability to better market our products and services, our efforts to grow our business and any implicit continuing improvement in financial performance.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: the company's ability to raise additional capital on satisfactory terms, or at all; success in retaining or recruiting, or changes required in, its management and other key personnel; the limited liquidity and trading volume of the company's securities; the ability of the company to maintain its Nasdaq listing; the competitive environment in the markets in which the company operates; the risk that the anticipated benefits of acquisitions that the company may complete, may not be fully realized; the risk that any projections, including earnings, revenues, margins or any other financial items are not realized; changing legislation and regulatory environments; business development activities, including the company's ability to contract with, and retain, customers on attractive terms; the general volatility of the market price of the company's common stock; risks and costs associated with regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act); and general economic conditions.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

© 2017 RMG Networks Holding Corporation. RMG, RMG Networks and its logo are trademarks and/or service marks of RMG Networks Holding Corporation.

Contact:

Investor
Brett Maas/Rob Fink

646-536-7331/646-415-8972

ir@rmgnetworks.com

or

Media
Gloria Lee

972-744-3958

gloria.lee@rmgnetworks.com

Source: RMG Networks Holding Corporation

(Financial tables appear below)

RMG Networks Holding Corporation

Consolidated Balance Sheets

December 31, 2016 and 2015

(In thousands, except share and per share data)

	December 31,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$5,142	$3,206
Accounts receivable, net of allowance for doubtful accounts of $364 and $676, respectively	10,381	10,626
Inventory, net	830	1,055
Prepaid assets	762	1,154
Total current assets	17,115	16,041
Property and equipment, net	3,710	4,340
Intangible assets, net	6,780	8,988
Loan origination fees	66	123
Other assets	228	226
Total assets	$27,899	$29,718
Liabilities and Stockholders’ equity
Current liabilities:
Accounts payable	$3,231	$3,080
Accrued liabilities	3,392	4,236
Secured line of credit	1,274	400
Loss on long-term contract	—	616
Deferred revenue	7,327	7,507
Total current liabilities	15,224	15,839
Warrant liability	289	96
Deferred revenue – non-current	655	1,519
Deferred tax liabilities	—	18
Deferred rent and other	1,646	1,917
Total liabilities	17,814	19,389
Stockholders’ equity:
Common stock, $.0001 par value, (250,000,000 shares authorized; 44,923,949 and 37,182,041, shares issued; 44,623,949 and 36,882,041 shares outstanding, at December 31, 2016 and December 31, 2015, respectively.)	5	4
Additional paid-in-capital	113,510	108,237
Accumulated other comprehensive loss	(944)	(196)
Retained earnings (accumulated deficit)	(102,006)	(97,236)
Treasury Stock, at cost (300,000 shares)	(480)	(480)
Total stockholders’ equity	10,085	10,329
Total liabilities and stockholders’ equity	$27,899	$29,718

RMG Networks Holding Corporation

Consolidated Statements of Comprehensive Loss

Years Ended December 31, 2016 and 2015

(In thousands, except share and per share data)

	Years Ended December 31,
	2016	2015
Revenue:
Products	$16,246	$17,874
Maintenance and content services	13,888	13,553
Professional services	7,467	9,175
Total Revenue	37,601	40,602
Cost of Revenue:
Products	8,900	10,771
Maintenance and content services	1,252	1,423
Professional services	5,328	6,310
Gain on long-term contract	—	(444)
Total Cost of Revenue	15,480	18,060
Gross Profit	22,121	22,542
Operating expenses:
Sales and marketing	8,522	9,106
General and administrative	12,495	16,084
Research and development	2,568	3,346
Depreciation and amortization	3,147	3,756
Total operating expenses	26,732	32,292
Operating loss	(4,611)	(9,750)
Other Income (Expense):
Gain (loss) on change in warrant liability	(193)	1,351
Interest (expense) and other income – net	437	(1,556)
Loss before income taxes and discontinued operations	(4,367)	(9,955)
Income tax expense	143	122
Total loss from continuing operations	(4,510)	(10,077)
Loss from discontinued operations, net of taxes	(260)	(3,994)
Gain on sale of discontinued operations, net of taxes	—	2,340
Net loss	(4,770)	(11,731)
Other comprehensive loss -
Foreign currency translation adjustments	(748)	(202)
Total comprehensive loss	$(5,518)	$(11,933)
Net loss per share of Common Stock (basic and diluted):
Continuing operations	$(0.12)	$(0.36)
Discontinued operations	(0.01)	(0.06)
Net loss per share of Common Stock (basic and diluted)	$(0.13)	$(0.42)
Weighted average shares used in computing basic and diluted net loss per share of Common Stock	36,947,958	27,944,272

RMG Networks Holding Corporation

Consolidated Statements of Cash Flows

Years Ended December 31, 2016 and 2015

(Inclusive of Discontinued Operations)

(In thousands)

	Years Ended December 31,
	2016	2015
Cash flows from operating activities
Net loss	$(4,770)	$(11,731)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,147	3,897
Gain on sale of discontinued operations	—	(2,340)
(Gain) loss on change in warrant liability	193	(1,351)
Impairment of long-lived assets	—	209
Stock-based compensation	904	1,563
Non-cash loan origination fees	72	756
Non-cash consulting expense	—	320
Non-cash directors’ fees	31	31
Inventory reserve adjustment for obsolescence	60	—
Allowance for doubtful accounts	93	408
Deferred tax (benefit)	(18)	25
Changes in operating assets and liabilities:
Accounts receivable	(518)	2,281
Inventory	127	392
Other current assets	334	129
Non-current deferred tax liabilities	(5)	—
Other assets, net	3	(294)
Accounts payable	268	(1,280)
Accrued liabilities	(770)	(823)
Deferred revenue	(685)	141
Loss on long-term contract	(616)	(3,068)
Deferred rent and other liabilities	(272)	(708)
Net cash used in operating activities	(2,422)	(11,443)
Cash flows from investing activities
Proceeds from sale of discontinued operations	—	1,190
Purchases of property and equipment	(348)	(381)
Net cash provided by (used in) investing activities	(348)	809
Cash flows from financing activities
Borrowings on line of credit	3,500	400
Payments on line of credit	(2,626)	—
Proceeds from long-term debt	—	1,000
Debt issuance costs	(15)	(137)
Conversion of preferred stock to common stock	—	(41)
Issuance of common stock, net of issuance costs	4,370	—
Issuance of preferred stock, net of issuance costs	—	9,627
Net cash provided by financing activities	5,229	10,849
Effect of exchange rate changes on cash	(523)	(86)
Net increase in cash and cash equivalents	1,936	129
Cash and cash equivalents, beginning of year	3,206	3,077
Cash and cash equivalents, end of year	$5,142	$3,206
Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$158	$689
Cash paid during the period for income taxes	$386	$275

RMG Networks Holding Corporation

Reconciliation of Net Loss to Adj. EBITDA

(In thousands)

	Fourth Quarter		Full Year
	2016	2015	2016	2015
Net loss	$(967)	$(907)	$(4,770)	$(11,731)

Loss from discontinued operations, net of taxes	—	—	260	3,994
Gain on sale of discontinued operations, net of taxes	—	—	—	(2,340)

Loss from continuing operations	(967)	(907)	(4,510)	(10,077)

Interest expense and other (income) – net	(51)	99	(437)	1,556
Income tax expense	116	93	143	122
Loss (Gain) on change in warrant liability	241	(48)	193	(1,351)

Operating loss	(661)	(763)	(4,611)	(9,750)

Depreciation and amortization	737	875	3,147	3,756
Stock-based compensation	147	366	904	1,563
Gain on long-term contract	—	—	—	(444)

Adj. EBITDA	$223	$478	$(560)	$(4,875)